POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Pamela S. Krop, Stephen Kozachok, James W. A. Ladner and Elizabeth Porter, a limited, revocable power of attorney effective February 23, 2007, for the sole purpose of obtaining SEC EDGAR access codes and passwords and filing any Form 3, Form 4, Form 5 or any other form or report the undersigned may be required to file under Section 16 of the Securities Act of 1934, as amended, or any amendment to any such form or report, on my behalf with the United States Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Richard R. Devenuti
Richard R. Devenuti